                                                                 EXHIBIT 3.5(b)

                                    BYLAWS OF

                                 TABB REALTY LLC

               A Single Member Michigan Limited Liability Company

         THESE BYLAWS ("BYLAWS") are made and adopted as of October 30, 1999, with respect to TABB Realty LLC, a Michigan limited liability company (the "Company"). The sole member of the Company is Plastipak Holdings, Inc., a Michigan corporation (the "Member"). The Company's manager is William C. Young (the "Manager").


                                    ARTICLE I

                                  ORGANIZATION

                  1.1 FORMATION. On or about December 11, 1998, William C. Young and William P. Young formed the Company pursuant to the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993, as amended by Act No. 52, Public Acts of 1997 (the "Act") by the filing of Articles of Organization ("Articles"). On or about October 1, 1999, the membership interest then owned by the Mary E. Young and William P. Young Joint Trust U/A/D December 28, 1988, as the transferee and successor in interest to William P. Young, was liquidated pursuant to a certain Liquidation of Member's Membership Interest Agreement. On or about October 30, 1999, the William C. Young Revocable Trust U/A/D December 23, 1988, the transferee and successor in interest to William C. Young, as the sole remaining member of the Company, transferred its Membership Interest to Plastipak Holdings, Inc. pursuant to a certain Subscription Agreement of even date. Therefore, Plastipak Holdings, Inc. has become the sole Member of the Company and the Company hereby revokes and terminates the pre-existing Operating Agreement between the original members and does adopt these Bylaws.

                  1.2 NAME. The name of the Company is TABB Realty, LLC. The Company may also conduct its business under one or more assumed names.

                  1.3 PURPOSES. The purposes of the Company are to acquire, own, lease, sell, mortgage and otherwise deal with the real property used in or to be used in the conduct of the Member's businesses, and to engage in all activities and transactions as may be necessary or desirable in connection with the achievement of any or all of the foregoing purposes.

                  1.4 DURATION. The Company shall continue in existence indefinitely or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or these Bylaws.

                  1.5 REGISTERED OFFICE AND RESIDENT AGENT. The "Registered Office" and "Resident Agent" of the Company shall be as designated in the initial Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time, in accordance with the Act. If the Resident Agent shall resign, the Company shall promptly appoint a successor.

                  1.6 INTENTION FOR COMPANY. TABB Realty, LLC has been formed as a limited liability company under and pursuant to the Act. The Member specifically intends and agrees that the Company is a limited liability company under and pursuant to the Act.


                                   ARTICLE II

                                   DEFINITIONS

                  2.1 "CAPITAL CONTRIBUTION" shall mean that amount as recorded on the books and records of the Company as the Member's Capital Account on the effective date hereof, plus any additional contributions to capital made thereafter. The Member shall not have the right to withdraw or otherwise dispose of Capital Contributions except as otherwise specifically provided herein.

                  2.2 "MEMBERSHIP INTEREST" as to the Member shall mean a one hundred (100%) percent share of profits, losses and distributions of the Company.

                  2.3 "NET CASH FLOW" shall mean all cash receipts from whatever source, less cash expenditures by the Company to persons other than the Member in its capacity as Member, and less any cash reserves established by the Member.

                  2.4 "PROPERTY" shall mean the real and personal property now owned or hereafter acquired by the Company.


                                   ARTICLE III

                CAPITAL, PARTICIPATION IN PROPERTY AND LIABILITY

                  3.1 MEMBER'S INITIAL CAPITAL CONTRIBUTIONS. The Member has acquired its Membership Interest from William C. Young and will be credited with his Capital Account on the effective date hereof.

                  3.2 COMPANY CAPITAL. The capital of the Company shall be the Capital Contributions made by the Member.

                  3.3 ADDITIONAL COMPANY FUNDS. The Member shall not be required under these Bylaws to make any additional Capital Contributions to the Company.

                  3.4 VOLUNTARY MEMBER LOANS. If the Member elects to loan funds to the Company, such loan(s), together with interest thereon at a commercially reasonable rate established by the Member shall be repaid prior to any distributions of Net Cash Flow or other distributions of Company proceeds to the Member.

                  3.5 NO THIRD PARTY RIGHTS. Nothing contained in this Article III is intended for the benefit of any creditor or other person (other than the Member in its capacity as such) to whom the Company owes any debts, liabilities or obligations or who otherwise has any claim against the Company, and no third party shall have any rights by virtue of the provisions of this Article III.


                                   ARTICLE IV

                            DISTRIBUTION OF CASH AND
                         ALLOCATIONS OF PROFIT AND LOSS

                  4.1 MEMBERS' SHARE OF TAX PROFITS AND LOSSES. For accounting and federal, state and local income tax purposes, the entire net profits and losses, and other items of income, gain, loss, deduction and credit of the Company shall be allocated to the Member.

                  4.2 DISTRIBUTIONS OF NET CASH FLOW. In the event the Member elects to distribute all or part of the Company's Net Cash Flow, such distribution shall be made solely to the Manager.

                  4.3 PROCEEDS OF SALE OR REFINANCING. The proceeds resulting from any sale of all or substantially all of the Company's assets including, but not limited to, the Property, whether as a result of dissolution or otherwise, shall be distributed and applied in the following priority:

                  (a) To the payment of any debts and liabilities of the Company;

                  (b) To the establishment of any reserves which the Manager deems necessary to provide for any debts or liabilities of the Company. At the expiration of a reasonable period of time as the Manager deems advisable, the balance of such reserve funds remaining after payment of any such debts, liabilities or contingencies, shall be distributed in the manner provided in subparagraph (c) below;

                  (c) To the Member.

                                    ARTICLE V

                                   MANAGEMENT

                  5.1 MANAGEMENT OF BUSINESS. The Company shall be managed by William C. Young. William C. Young shall serve in the capacity of Manager until his death, resignation or removal. The Manager may be removed at any time by the vote (including consent resolutions to such effect) of the Member. An additional or successor Manager(s) may be appointed by the vote (including consent resolutions to such effect) of the Member.

                  5.2 GENERAL POWERS OF MANAGER. Except as required by the Act or in these Bylaws, the Manager shall have the exclusive right to manage the business of the Company, and shall be the only party with any control over Company business, or the power to bind the Company. The Manager is authorized and empowered to carry out and implement any and all purposes of the Company and to manage and control and make all decisions affecting the business and assets of the Company in the Manager's full and exclusive discretion. The Manager is authorized to execute and deliver, for and on behalf of the Company, all agreements, documents and instruments to take any actions on behalf of the Company. Without limiting the generality of the foregoing, the Manager has the power to:

                  (a) purchase, lease or otherwise acquire real or personal property;

                  (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange or otherwise dispose or encumber any real or personal property;

                  (c) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts;

                  (d) borrow money and incur liabilities or other obligations;

                  (e) engage employees and agents, define their respective duties, and establish their compensation or remuneration;

                  (f) establish pension plans, trusts, profit sharing plans and other benefit and incentive plans for employees and agents of the Company (if any);

                  (g) obtain insurance covering the business of the Company, its property and the lives and well being of its employees and agents(if any);

                  (h) commence prosecution or defend any proceeding in the Company's name;

                  (i) participate with others in partnerships, joint ventures and other associations and strategic alliances; and

                  (j) the appointment of officers for this company with the powers designated herein.

                  5.3 LIMITATION ON POWERS. Notwithstanding anything to the contrary contained in the Act or these Bylaws, only the Member shall have the right to authorize the following matters:

                  (a) the dissolution of the Company pursuant to Section 6.1 of these Bylaws;

                  (b) the merger of the Company with one or more other limited liability companies or other entities; and

                  (c) an amendment to the Articles.

                  5.4 STANDARD OF CARE; LIABILITY. The Manager shall discharge its duties described in this Article V in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in the best interests of the Company. The Manager shall not be liable for any monetary damages to the Company for any breach of such duties which arise out of any act or omission performed or omitted by the Manager in good faith on behalf of the Company except for:

                  (a) receipt of a financial benefit to which the Manager is not entitled;

                  (b) consenting to a distribution in violation of these Bylaws or the Act; or

                  (c) a knowing violation of the law.

                  5.5 INDEMNIFICATION OF MANAGER. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Manager, its successors, heirs and assigns, from and against any and all losses, liabilities, obligations, claims, causes of action, demands, costs, and expenses (including reasonable attorney fees) incurred by the Manager with respect to any act or omission performed by the Manager within the scope of the authority conferred upon it by these Bylaws, provided that the Manager acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company.

                  5.6 COMPENSATION OF MANAGER. The Manager shall not receive any compensation for rendering services to the Company in its capacity described herein. All reasonable expenses incurred by the Manager in connection with the operation of the Company's business shall be reimbursed in full by the Company upon presentation of evidence of the payment of such expense.

                  5.7 NATURE OF MEMBER'S INTEREST. The Membership Interest in the Company shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity. The Member shall not have, nor be deemed to have, individual ownership of such property.

                  5.8 BANK ACCOUNTS. The bank account or accounts of the Company shall be maintained in the banking institution or institutions selected by the Manager. All funds of the Company shall be deposited into account(s) of the Company and any and all checks or other instruments used to draw funds of the Company shall require the signature of the Manager or an officer of the Company.

                  5.9 ACTIVITY OF THE MANAGER. The Manager shall devote such time and effort as may be reasonably required to conduct the Company's business and perform its responsibilities under Section 5.2 above. The Manager shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any kind, nature, character or description whatsoever, whether independently or with others, directly or indirectly, including but not limited to any venture which may be competitive with the business of the Company, and the Company shall not have any rights through the Company created by these Bylaws in and to such ventures or the income or profits derived therefrom.

                  5.10 OFFICERS. The Manager may from time to time appoint such officers of the Company as he deems appropriate. If and when such appointment(s) have occurred, such persons shall be vested with the title and authorities as described below:

                  (a) Each officer of the Company shall hold office until his/her resignation or removal. Any officer appointed by the Manager may be removed by the Manager with or without cause at any time. Any officer may resign by written notice to the Company. The resignation is effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation. Any vacancy occurring in any office of the Company may be filled or left vacant in the Manager's discretion.

                  (b) PRESIDENT. The President shall be appointed by the Manager. The President shall, in general, perform all duties incident to the office of President and such other duties as may be prescribed by the Manager.

                  (c) SECRETARY. The Secretary shall preserve in the books of the Company true minutes of the proceedings of all meetings. He/she shall safely keep in his/her custody the seal of the Company, if any, and shall have authority to affix the same to all instruments where its use is required or permitted. He/she shall give all notices required by the Act, these Bylaws or resolution. He/she shall perform such other duties as may be delegated to him/her by the Manager or the President.

                  (d) TREASURER. The Treasurer shall have custody of all corporate funds and securities and shall keep in books belonging to the Company full and accurate accounts of all receipts and disbursements; he/she shall deposit all monies, securities and other valuable effects in the name of the Company in such depositories as may be designated for that purpose by the Manager. He/she shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and the Manager whenever requested an account of all his/her transactions as Treasurer and of the financial condition of the Company. If required by the Manager, he/she shall keep in force a bond in form, amount and with a surety or sureties satisfactory to the Manager, conditioned for faithful performance of the duties of his/her office, and for restoration to the Company in case of his/her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and property of whatever kind in his/her possession or under his/her control belonging to the Company. He/she shall perform such other duties as may be delegated to him/her by the Manager or the President.


                                   ARTICLE VI

                           DISSOLUTION AND WINDING UP

                  6.1 DISSOLUTION. The Company shall dissolve, the Articles shall be canceled and the Company's affairs shall be wound up on the first to occur of the following events:

                  (a) the sale or other disposition by the Company of all or substantially all of the Property;

                  (b) upon the written consent of the Member;

                  (c) upon the dissolution, bankruptcy or other termination of the existence of the Member;

                  (d) upon the entry of a final judgment, order or decree of judicial dissolution, and the expiration of any applicable appeal period in which to appeal therefrom.

                  6.2 DISTRIBUTION ON LIQUIDATION. Upon the dissolution of the Company, the Manager shall proceed to liquidate the assets of the Company and wind up its affairs. A reasonable time shall be allowed for the orderly liquidation of the Company's assets and the payment of its liabilities so as to enable the Manager to minimize the normal losses attendant upon liquidation. The provisions of Article IV relating to the allocation of profits and losses of the Company shall be applicable during the period of liquidation. Proceeds of liquidation shall be applied and distributed in the following order of priority:

                  (a) To the payment of any debts and liabilities of the Company;

                  (b) To the establishment of any reserves which the Manager deems necessary to provide for any debts or liabilities of the Company. At the expiration of a reasonable period of time as the Manager deems advisable, the balance of such reserve funds remaining after payment of any such debts, liabilities or contingencies, shall be distributed in accordance with subparagraph (c) below;

                  (c) To the Member.


                                   ARTICLE VII

                          BOOKS, RECORDS AND ACCOUNTING

                  7.1 BOOKS AND RECORDS. The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act and such books and records shall be kept at the Company's Registered Office.

                  7.2 ACCOUNTING. The Company shall maintain proper books and records in accordance with generally accepted accounting principles. The fiscal and taxable year of the Company shall be the calendar year. The Member and its representatives shall have the right to inspect the Company's books and records at any time upon reasonable notice.

                  7.3 MEMBER'S ACCOUNTS. The Member may, but shall not be required to, elect to cause the Company to maintain a separate capital account for the Member's Capital Contributions and increases for the Member's share of any net income or gain of the Company. If the Member elects to cause the Company to maintain such an account, the Member's capital account shall also reflect decreases for distributions made to the Member and the Member's share of any losses and deductions of the Company.


                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                  8.1 BINDING EFFECT. Subject to the provisions of these Bylaws relating to assignment and transferability, these Bylaws shall be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.


                  8.2 CERTIFICATES. The Member shall promptly execute and file Articles of Organization and all other legally required fictitious names or other applications, registrations, publications, certificates and affidavits required to be filed with governmental authorities.

                  8.3 AMENDMENT. These Bylaws may be amended or revoked at any time by a written agreement executed by the Member. No change or modification to these Bylaws shall be valid unless in writing and signed by the Member.

                  8.4 NOTICES. Any notice permitted or required under these Bylaws shall be conveyed to the party at the address reflected in these Bylaws and will be deemed to have been given, when deposited in the United States mail, postage paid, or when delivered in person, or by courier or by facsimile transmission.

                  8.5 SEVERABILITY. The invalidity or unenforceability of any particular provision of these Bylaws shall not affect the other provisions hereof, and these Bylaws shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  8.6 CHOICE OF LAW AND FORUM SELECTION. These Bylaws shall be interpreted and construed in accordance with the laws of the State of Michigan. All actions arising directly or indirectly out of these Bylaws shall be litigated only in the United States District Court for the Eastern District of Michigan, Southern Division, or the Oakland County, Michigan Circuit Court, and the parties hereby irrevocably consent to the personal jurisdiction and venue of those courts over the parties to these Bylaws.

                  8.7 TERMS. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

                  8.8 HEADINGS. The titles of the sections have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions of these Bylaws.


                  The Company, Member and Manager have executed these Bylaws as of the date set forth above.

                                "COMPANY"

                                TABB REALTY LLC,
                                a Single Member Michigan Limited Liability
                                Company



                                By:   /s/ William C. Young
                                      --------------------
                                      William C. Young
                                Its:  Manager

                                "MEMBER"

                                PLASTIPAK HOLDINGS, INC.,
                                a Michigan corporation


                                By:  /s/ William C. Young
                                     --------------------
                                Its:  President


                                "MANAGER"


                                By: /s/ William C. Young
                                    --------------------
                                        William C. Young